Viseon Completes $2.725 Million Private Placement

DALLAS--(BUSINESS WIRE)--April 19, 2004--Viseon, Inc. (OTCBB:VSNI - News), a global developer of broadband personal video communications solutions, today announced that it sold a new series of convertible preferred stock and warrants in a private placement transaction resulting in gross proceeds to the Company of $2,725,000, prior to offering expenses. This sale was the fourth such transaction consummated under the private offering initiated by the Company in the month of March. The Company previously announced closings of private placements on March 17, March 22 and March 25 resulting in aggregate gross proceeds of $5,725,000 (before offering expenses). This fourth and final transaction concludes the private placement offering, which raised a total of $8.45 million dollars (before offering expenses).

In this fourth and final transaction, several institutional and accredited individual investors purchased a total of 109 prepackaged units of preferred stock and warrants at the purchase price of $25,000 for each unit. A unit is comprised of one share of the Company's recently created Series A Convertible Preferred Stock, one five-year warrant to purchase 12,500 shares of common stock for $1.08 per share and one five-year warrant to purchase 12,500 shares of common stock for $1.26 per share. Each share of the preferred stock is convertible into 25,000 shares of common stock, subject to adjustment. Holders of the preferred stock are entitled to dividends at the rate of 10% per annum payable quarterly in either cash or common stock, at the option of the Company. In connection with this transaction, the Company's placement agent received a five-year warrant to purchase 408,750 shares of common stock at a purchase price of $1.00 per share and a placement fee of $272,500.


The preferred stock is convertible into common stock at the holders' option at any time. The preferred stock will automatically convert to common stock if certain trading volume and closing price targets on the Company's common stock are met. In addition, the Company has the right to redeem the warrants issued to investors and the placement agent at $.10 per warrant share if certain trading volume and closing price targets on the Company's common stock are met.


The Securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. Viseon has agreed to file a registration statement covering the resale of the securities issuable upon conversion of the preferred stock and exercise of the warrants sold in this series of private placement transactions.


About Viseon


Viseon has been developing, manufacturing and patenting video communication technologies for use by corporations, universities and government agencies since 1994. Its products have been sold under various brand names around the world including Philips, Canon, VTEL and Gentner. Viseon recently announced a strategy to deliver TV-quality broadband videophones to consumers and businesses directly and through relationships with broadband providers. Viseon currently owns U.S. patent numbers 5,802,281, 6,073,192, 6,397,275, 6,519,662 and number 6,654,825.
Viseon has also been notified of the allowance of additional patents in Europe and the U.S. and has additional patents pending.


Contact
8445 Freeport Parkway
Suite 245
Dallas, Texas  75063
www.viseon.com

mbrownlee@viseon.com
972-906-6300

FORWARD-LOOKING INFORMATION
Information in this news release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability to secure and satisfy customers, the availability and cost of materials from suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time as set forth in applicable SEC filings.